Exhibit 23.1

KPMG LLP Suite 600 350 N. 5th Street Minneapolis, MN 55401

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 28, 2024, with respect to the consolidated financial statements of Jackson Financial Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Minneapolis, Minnesota

January 17, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.